Light & Wonder, Inc.
Reports Second Quarter 2024 Results

13th Consecutive Quarter of Consolidated Revenue Growth, an Increase of 12% Year-Over-Year
Strong Gaming Machine Sales, Record Gaming Operations Unit Expansion in North American Installed Base and Margin Expansion Fueled Earnings Growth
Completed Share Repurchase Program, Returned $175 Million to Shareholders during the First Half of 2024 and Announced New $1 Billion Program
Added to the Russell 1000 Index on June 28, 2024

LAS VEGAS — August 7, 2024 — Light & Wonder, Inc. (NASDAQ and ASX: LNW) (“Light & Wonder,” “L&W,” “we” or the “Company”) today reported results for the second quarter ended June 30, 2024.
We maintained strong momentum in the second quarter, delivering an 8th consecutive quarter of double-digit consolidated revenue growth year-over-year, and continued execution on our diverse content roadmap and cross-platform strategy. Consolidated revenue grew 12%, driven by continued strong performance across all our businesses, resulting in robust earnings growth:
•Gaming revenue increased to $539 million, up 14% compared to the prior year period, primarily driven by global Gaming machine sales growth, which increased 32%, coupled with record Gaming operations unit expansion in the North American installed base and growth across Gaming systems, resulting in AEBITDA growth and margin expansion of 17% and 100 basis points, respectively.
•SciPlay revenue grew to $205 million, an 8% increase from the prior year period, driven by the social casino business, which continues to outpace the market and gain share on strong payer metrics, while growing our direct-to-consumer platform and expanding AEBITDA margin by 300 basis points.
•iGaming revenue grew to $74 million, a 6% increase from the prior year period, primarily reflecting continued momentum in North America, while the prior year benefited from $2 million in license termination fees.
First half 2024 consolidated revenue increased 13% to $1.6 billion as we continued advancement towards our long-term financial targets and returned $175 million to our shareholders through share repurchases.
Matt Wilson, President and Chief Executive Officer of Light & Wonder, said, “Light & Wonder continues to capitalize on opportunities underpinned by our scale and diversified product offerings as demonstrated through the growth momentum across the business. We saw strong progress in the Gaming business as the expansion of units in the North American installed base reached an inflection point. Our global presence enables further product refinement and market penetration with our suite of games and casino solutions. We continue to develop our catalog of proven, evergreen franchises to bring the most engaging experiences to our players, leveraging the power of our portfolio across land-based, social and iGaming platforms. The uplift that we have continued to see across the business is a testament to the quality of the talent and culture in our organization. I am pleased with the continued momentum that we are seeing and know that the best is yet to come.”
Oliver Chow, Chief Financial Officer of Light & Wonder, added, “Our 13th consecutive quarter of consolidated revenue growth once again reflects the strength of our combined business and solid financial profile. We continue to see improved earnings quality with consistent growth and healthy margins, all while investing back into the business to scale for the future. The new $1.0 billion share repurchase program is a testament to the value we see in the business and confidence in our ability to execute to plan over the long-term. We believe we will continue to create significant value for our shareholders through enhanced cash flow generation initiatives while delivering on our financial targets.”

LEVERAGE AND CAPITAL RETURN UPDATE
•Principal face value of debt outstanding(1) was $3.9 billion, translating to a net debt leverage ratio(2) of 3.0x as of June 30, 2024. Our net debt leverage ratio(2) decreased by 0.1x from December 31, 2023, and remained within our targeted net debt leverage ratio(2) range of 2.5x to 3.5x.
•Returned $175 million of capital to shareholders through the repurchase of approximately 1.8 million shares of L&W common stock during the first half of 2024 and completed the full $750 million share repurchase authorization. Under the initial share repurchase program, we purchased 11.2 million common shares, or 11.6% of shares outstanding at the inception of the program on March 1, 2022. The average purchase price of $66.72 per share represents a 34% discount to yesterday’s closing price of $100.71. In June 2024, the Board of Directors approved a new three-year share repurchase program(3) of up to $1.0 billion of the Company’s outstanding common stock through June 12, 2027.
•Repriced our Term Loan B again in July 2024, reducing our interest rate by 50 basis points resulting in a decrease in annualized interest costs of approximately $11 million, or $19 million in annualized interest costs reduction including our January repricing.
•Added to the Russell 1000 Index as of June 28, 2024. The Company’s common stock was added to the Russell 1000 Index, continuing to enhance the Company’s growth profile within the investment community.

SUMMARY RESULTS

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2024	2023	2024	2023
Revenue	$818	$731	$1,575	$1,400
Net income	82	5	164	32
Net income (loss) attributable to L&W	82	(1)	164	21
Net cash provided by operating activities	141	34	312	219
Capital expenditures	86	59	153	112

Non-GAAP Financial Measures(2)
Consolidated AEBITDA	$330	$281	$610	$529
Adjusted NPATA	130	93	234	179
Free cash flow	70	24	162	98

			As of
Balance Sheet Measures			June 30, 2024	December 31, 2023
Cash and cash equivalents			$321	$425
Total debt			3,871	3,874
Available liquidity(4)			1,061	1,165

(1) Principal face value of debt outstanding represents outstanding principal value of debt balances that conform to the presentation found in Note 10 to the Condensed Consolidated Financial Statements in our June 30, 2024 Form 10-Q.

(2) Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) The program may be conducted via open market repurchases, privately negotiated transactions, including block trades, accelerated share repurchases, issuer tender offers or other derivative contracts or instruments, “10b5-1” plans, or other financial arrangements, and may be suspended or discontinued at any time.

(4) Available liquidity is calculated as cash and cash equivalents plus remaining revolver capacity.

Second Quarter 2024 Financial Highlights
•Second quarter consolidated revenue was $818 million compared to $731 million, a 12% increase compared to the prior year period, a 13th consecutive quarter of year-over-year growth and an 8th consecutive quarter of double-digit consolidated revenue growth year-over-year, driven by strong performance across all businesses. Gaming revenue increased 14%, primarily led by continued growth in Gaming machine sales, which grew 32% year-over-year, 14% growth in Gaming systems and 5% growth in Gaming operations revenue. SciPlay and iGaming revenue grew by 8% and 6%, respectively.
•Net income was $82 million compared to $5 million in the prior year period, primarily due to higher revenue and strong margins, along with lower depreciation and amortization (“D&A”), which was slightly offset by higher restructuring and other costs, which included a $32 million charge in the current year period related to certain legal matters.
•Consolidated AEBITDA(1) was $330 million compared to $281 million in the prior year period, a 17% increase driven by revenue growth and sustained margin strength across our businesses.
•Adjusted NPATA(1) increased 40% to $130 million as compared to $93 million in the prior year period, primarily due to revenue growth across all businesses.
•Net cash provided by operating activities was $141 million compared to $34 million in the prior year period, with the current year benefiting from earnings growth. The prior year period was impacted by $39 million related to strategic review and related costs.
•Free cash flow(1) was $70 million compared to $24 million in the prior year period. The current year period is reflective of strong earnings, which were partially offset by higher capital expenditures. The prior year period was impacted by $39 million related to strategic review and related costs.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED JUNE 30, 2024
We report our operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services.

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(2)(3)
	2024	2023	$	%	2024	2023	$	%	2024	2023	PP Change(3)
Gaming	$539	$471	$68	14%	$272	$233	$39	17%	50%	49%	1
SciPlay	205	190	15	8%	70	59	11	19%	34%	31%	3
iGaming	74	70	4	6%	24	24	—	—%	32%	34%	(2)
Corporate and other(4)	—	—	—	—%	(36)	(35)	(1)	(3)%	n/a	n/a	n/a
Total	$818	$731	$87	12%	$330	$281	$49	17%	40%	38%	2

PP — percentage points.
n/a — not applicable.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(3) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

First Half 2024 Financial Highlights
•Consolidated revenue was a record $1.6 billion compared to $1.4 billion in the prior year, a 13% increase. Growth was driven by strong performance across all our businesses. Our Gaming business demonstrated continued momentum with Gaming machine sales growing 31%, Systems revenue growing 12% and 4% growth in Gaming operations revenue, primarily driven by record expansion of the North American installed base. Consolidated revenue also benefited from SciPlay’s social casino business growing faster than the market, while iGaming demonstrated strong performance, primarily on growth in North America.
•Net income was $164 million compared to $32 million in the prior year, primarily due to higher revenue and operating income, along with lower D&A and restructuring and other costs.
•Consolidated AEBITDA(1) was $610 million compared to $529 million in the prior year, an $81 million or 15% increase, primarily due to revenue growth and margin expansion across all businesses.
•Adjusted NPATA(1) increased 31% to $234 million as compared to $179 million in the prior year period, primarily due to revenue growth and margin strength across all our businesses.

BUSINESS SEGMENT HIGHLIGHTS
FOR THE SIX MONTHS ENDED JUNE 30, 2024

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(2)(3)
	2024	2023	$	%	2024	2023	$	%	2024	2023	PP Change(3)
Gaming	$1,016	$890	$126	14%	$504	$438	$66	15%	50%	49%	1
SciPlay	411	376	35	9%	132	113	19	17%	32%	30%	2
iGaming	148	134	14	10%	48	47	1	2%	32%	35%	(3)
Corporate and other(4)	—	—	—	—%	(74)	(69)	(5)	(7)%	n/a	n/a	n/a
Total	$1,575	$1,400	$175	13%	$610	$529	$81	15%	39%	38%	1

PP - percentage points.
n/a - not applicable.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Segment AEBITDA margin is calculated as segment AEBITDA as a percentage of segment revenue.
(3) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Second Quarter 2024 Business Segments Key Highlights
•    Gaming revenue increased to $539 million, up 14% compared to the prior year period, primarily driven by global Gaming machine sales growth of 32% and Gaming systems growth of 14%. Gaming operations revenue increased 5%, benefiting from year-over-year growth in our North American installed base, which grew by 7% to 32,566 units, and average daily revenue per unit, which increased to $50.41. Our North American premium installed base grew for the 16th consecutive quarter, representing 50% of our total installed base mix. Our growth is driven by the continued strength and success of our content, including the recent debut of DRAGON TRAIN™ and HUFF N’ EVEN MORE PUFF™ in the U.S., and success of our COSMIC™ and KASCADA® cabinets. Gaming AEBITDA was $272 million, up 17% compared to the prior year period, primarily driven by revenue growth in the period.
•    SciPlay revenue was $205 million, an 8% increase from the prior year period, while AEBITDA increased 19% to $70 million, reflective of continuing revenue growth and margin expansion. Growth was primarily driven by the social casino business, which continued to deliver consistently high player engagement and monetization, leveraging game content, dynamic Live Ops through the SciPlay Engine and effective marketing strategies. Our growing direct-to-consumer platform, which generated $24 million or 12% of the total SciPlay revenue for the quarter, also contributed toward AEBITDA growth and margin expansion. SciPlay maintained its number of payers at 0.6 million and achieved its highest ever AMRPPU(1) of $116.91, enabling SciPlay to grow ARPDAU(2) by 12% year-over-year to a record $1.04 while maintaining payer conversion at 10.5%.
•    iGaming revenue increased by 6% to $74 million, and AEBITDA remained flat at $24 million for the current year period, reflective of continued momentum in North America as well as strong content launches. Revenue and AEBITDA in the prior year period benefited from $2 million in certain termination fees, impacting revenue and AEBITDA growth by 3% and 9%, respectively. $21.8 billion in wagers were processed through our iGaming platform during the quarter.
•    Capital expenditures were $86 million in the second quarter of 2024 as compared to $59 million in the prior year period, primarily due to investments made to support our Gaming operations growth.

(1) Average Monthly Revenue Per Paying User.
(2) Average Revenue Per Daily Active User.

Earnings Conference Call
As previously announced, Light & Wonder executive leadership will host a conference call on Wednesday, August 7, 2024 at 4:30 p.m. EST to review the Company’s second quarter results. To access the call live via a listen-only webcast and presentation, please visit explore.investors.lnw.com and click on the webcast link under the Events and Presentations section. To access the call by telephone, please dial: +1 (833) 470-1428 for U.S., +61 2 7908-3093 for Australia or +1 (404) 975-4839 for International and ask to join the Light & Wonder call using conference ID: 047015. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. is the leading cross-platform global games company. Through our three unique, yet highly complementary businesses, we deliver unforgettable experiences by combining the exceptional talents of our 6,000+ member team, with a deep understanding of our customers and players. We create immersive content that forges lasting connections with players, wherever they choose to engage. At Light & Wonder, it’s all about the games. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more visit www.lnw.com.
You can access our filings with the Securities Exchange Commission (“SEC”) through the SEC website at www.sec.gov, with the Australian Stock Exchange (“ASX”) through the ASX website at www.asx.com.au or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.investors.lnw.com, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure.
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Andy Fouché +1 206-697-3678	Nick Zangari +1 702-301-4378
Vice President, Corporate Communications media@lnw.com	Senior Vice President, Investor Relations ir@lnw.com
All ® notices signify marks registered in the United States. © 2024 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon current Company management (“Management”) expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•our inability to successfully execute our strategy;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions, including increases in benchmark interest rates and the effects of inflation;
•public perception of our response to environmental, social and governance issues;
•the effects of health epidemics, contagious disease outbreaks and public perception thereof;
•changes in, or the elimination of, our share repurchase program;
•resulting pricing variations and other impacts of our common stock being listed to trade on more than one stock exchange;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•inability to further reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•risks and uncertainties of potential changes in U.K. gaming legislation, including any new or revised licensing and taxation regimes, responsible gambling requirements and/or sanctions on unlicensed providers;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•the outcome of any legal proceedings that may be instituted following completion of the SciPlay merger;
•failure to retain key Management and employees;
•unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war, armed conflicts or hostilities, the impact such events may have on our customers, suppliers, employees, consultants, business partners or operations, as well as Management’s response to any of the aforementioned factors;
•changes in demand for our products and services;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•risks as a result of being publicly traded in the United States and Australia, including price variations and other impacts relating to the secondary listing of the Company’s common stock on the Australian Securities Exchange;
•the possibility that we may be unable to achieve expected operational, strategic and financial benefits of the SciPlay merger;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;

•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering and social gaming;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC for the year ended December 31, 2023 on February 27, 2024 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely recalculate.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue:
Services	$526	$496	$1,044	$973
Products	292	235	531	427
Total revenue	818	731	1,575	1,400
Operating expenses:
Cost of services(1)	111	110	223	218
Cost of products(1)	125	108	233	201
Selling, general and administrative	220	203	438	396
Research and development	66	58	128	112
Depreciation, amortization and impairments	87	108	173	208
Restructuring and other	34	31	40	50
Total operating expenses	643	618	1,235	1,185
Operating income	175	113	340	215
Other (expense) income:
Interest expense	(75)	(78)	(150)	(153)
Other income (expense), net	8	(15)	18	(16)
Total other expense, net	(67)	(93)	(132)	(169)
Net income before income taxes	108	20	208	46
Income tax expense	(26)	(15)	(44)	(14)
Net income	82	5	164	32
Less: Net income attributable to noncontrolling interest	—	6	—	11
Net income (loss) attributable to L&W	$82	$(1)	$164	$21

Basic and diluted net income (loss) attributable to L&W per share:
Basic	$0.92	$(0.01)	$1.83	$0.23
Diluted	$0.90	$(0.01)	$1.78	$0.22

Weighted average number of shares used in per share calculations:
Basic shares	90	91	90	91
Diluted shares	92	91	92	93

(1) Excludes depreciation, amortization and impairments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	June 30,	December 31,
	2024	2023
Assets:
Cash and cash equivalents	$321	$425
Restricted cash	95	90
Receivables, net of allowance for credit losses of $37 and $38, respectively	575	506
Inventories	186	177
Prepaid expenses, deposits and other current assets	112	113
Total current assets	1,289	1,311

Restricted cash	6	6
Receivables, net of allowance for credit losses of $7 and $3, respectively	60	37
Property and equipment, net	269	236
Operating lease right-of-use assets	45	52
Goodwill	2,925	2,945
Intangible assets, net	529	605
Software, net	162	158
Deferred income taxes	180	142
Other assets	73	60
Total assets	$5,538	$5,552

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$22	$22
Accounts payable	277	241
Accrued liabilities	362	404
Income taxes payable	35	29
Total current liabilities	696	696

Deferred income taxes	19	20
Operating lease liabilities	31	39
Other long-term liabilities	157	180
Long-term debt, excluding current portion	3,849	3,852
Total stockholders’ equity	786	765
Total liabilities and stockholders’ equity	$5,538	$5,552

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income	$82	$5	$164	$32
Adjustments to reconcile net income to net cash provided by operating activities	125	182	235	320
Changes in working capital accounts, excluding the effects of acquisitions	(54)	(129)	(48)	(97)
Changes in deferred income taxes and other	(12)	(24)	(39)	(36)
Net cash provided by operating activities	141	34	312	219
Cash flows from investing activities:
Capital expenditures	(86)	(59)	(153)	(112)
Other(1)	—	(2)	(5)	(6)
Net cash used in investing activities	(86)	(61)	(158)	(118)
Cash flows from financing activities:
Payments of long-term debt, net	(5)	(5)	(5)	(11)
Payments of debt issuance and deferred financing costs	—	—	(2)	—
Payments on license obligations	(9)	(6)	(14)	(18)
Payments of contingent acquisition considerations	(14)	(9)	(14)	(9)
Purchase of L&W common stock	(150)	(5)	(175)	(33)
Purchase of SciPlay’s common stock	—	(15)	—	(23)
Net redemptions of common stock under stock-based compensation plans and other	(8)	—	(40)	(11)
Net cash used in financing activities	(186)	(40)	(250)	(105)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	1	(3)	1
Decrease in cash, cash equivalents and restricted cash	(131)	(66)	(99)	(3)
Cash, cash equivalents and restricted cash, beginning of period	553	1,030	521	967
Cash, cash equivalents and restricted cash, end of period	$422	$964	$422	$964

Supplemental cash flow information:
Cash paid for interest	$83	$84	$146	$147
Income taxes paid	62	87	70	96
Cash paid for contingent acquisition considerations included in operating activities	22	9	22	9
Supplemental non-cash transactions:
Non-cash interest expense	$3	$2	$5	$5

(1) The six months ended June 30, 2023 include $3 million in cash used in discontinued operations.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA, SUPPLEMENTAL BUSINESS SEGMENT DATA AND RECONCILIATION OF CONSOLIDATED AEBITDA MARGIN
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Reconciliation of Net Income (Loss) Attributable to L&W to Consolidated AEBITDA
Net income (loss) attributable to L&W	$82	$(1)	$164	$21
Net income attributable to noncontrolling interest	—	6	—	11
Net income	82	5	164	32
Restructuring and other(1)	34	31	40	50
Depreciation, amortization and impairments	87	108	173	208
Other (income) expense, net	(5)	16	(14)	18
Interest expense	75	78	150	153
Income tax expense	26	15	44	14
Stock-based compensation	31	28	53	54
Consolidated AEBITDA	$330	$281	$610	$529

Supplemental Business Segment Data
Business segments AEBITDA
Gaming	$272	$233	$504	$438
SciPlay	70	59	132	113
iGaming	24	24	48	47
Total business segments AEBITDA	366	316	684	598
Corporate and other(2)	(36)	(35)	(74)	(69)
Consolidated AEBITDA	$330	$281	$610	$529

Reconciliation to Consolidated AEBITDA Margin
Consolidated AEBITDA	$330	$281	$610	$529
Revenue	818	731	1,575	1,400
Net income margin	10%	1%	10%	2%
Consolidated AEBITDA margin (Consolidated AEBITDA/Revenue)	40%	38%	39%	38%

(1) Refer to the Consolidated AEBITDA definition below for a description of items included in restructuring and other.
(2) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO L&W TO ADJUSTED NPATA
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Reconciliation of Net Income (Loss) Attributable to L&W to Adjusted NPATA
Net income (loss) attributable to L&W	$82	$(1)	$164	$21
Net income attributable to noncontrolling interest	—	6	—	11
Net income	82	5	164	32
Amortization of acquired intangibles and impairments(1)	32	54	63	105
Restructuring and other(2)	34	31	40	50
Other (income) expense, net	(5)	16	(14)	18
Income tax impact on adjustments	(13)	(13)	(19)	(26)
Adjusted NPATA	$130	$93	$234	$179

(1) Includes $5 million in impairment charges for the three and six months ended June 30, 2023.
(2) Refer to the Adjusted NPATA definition below for a description of items included in restructuring and other.

LIGHT & WONDER, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)
	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2024	2023	2024	2024	2023
Gaming Business Segment Supplemental Financial Data:
Revenue by Line of Business:
Gaming operations	$175	$167	$164	$340	$327
Gaming machine sales	228	173	205	433	331
Gaming systems	82	72	60	142	127
Table products	54	59	47	101	105
Total revenue	$539	$471	$476	$1,016	$890
Gaming Operations:
U.S. and Canada:
Installed base at period end	32,566	30,550	31,534	32,566	30,550
Average daily revenue per unit(1)	$50.41	$48.59	$48.82	$49.34	$47.69
International:(2)
Installed base at period end	21,997	25,329	22,163	21,997	25,329
Average daily revenue per unit	$15.59	$15.03	$14.28	$14.93	$15.13
Gaming Machine Sales:
U.S. and Canada new unit shipments	5,809	5,020	4,437	10,246	9,077
International new unit shipments	5,501	4,130	5,259	10,760	7,751
Total new unit shipments	11,310	9,150	9,696	21,006	16,828
Average sales price per new unit	$18,548	$17,445	$19,897	$19,170	$18,040
Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	5,465	4,598	4,296	9,761	8,358
Casino opening and expansion units	344	422	141	485	719
Total unit shipments	5,809	5,020	4,437	10,246	9,077
International unit shipments:
Replacement units	5,386	3,899	3,711	9,097	6,109
Casino opening and expansion units	115	231	1,548	1,663	1,642
Total unit shipments	5,501	4,130	5,259	10,760	7,751
SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile in-app purchases	$160	$170	$170	$330	$335
Web in-app purchases and other(3)	45	20	36	81	41
Total revenue	$205	$190	$206	$411	$376
In-App Purchases:
Mobile penetration(4)	79%	91%	84%	82%	91%
Average MAU(5)	5.4	5.8	5.8	5.6	5.9
Average DAU(6)	2.1	2.2	2.2	2.2	2.3
ARPDAU(7)	$1.04	$0.93	$1.01	$1.02	$0.91
Average MPU(8) (in thousands)	574	609	594	584	617
AMRPPU(9)	$116.91	$102.04	$113.93	$115.42	$99.74
Payer Conversion Rate(10)	10.5%	10.5%	10.2%	10.4%	10.4%
iGaming Business Segment Supplemental Data:
Wagers processed through Open Gaming System (in billions)	$21.8	$20.7	$22.4	$44.2	$41.0
(1) We refined U.S. and Canada units average daily revenue per unit calculation to include certain Gaming operations revenue streams that were previously excluded and have revised prior periods to align with the new calculation. The change aligns more closely with how Management evaluates the operating performance and was immaterial both quantitatively and qualitatively.
(2) Units exclude those related to game content licensing.
(3) Other represents $24 million and $36 million in revenue generated via our proprietary direct-to-consumer platform for the three and six months ended June 30, 2024, along with advertising and other revenue, which were not material for the periods presented.

(4) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(5) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(7) ARPDAU = Average Revenue Per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(8) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(9) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(10) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W TO CONSOLIDATED AEBITDA AND PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
(Unaudited, in millions, except for ratio)

	Twelve Months Ended
	June 30, 2024	December 31, 2023
Net income attributable to L&W	$305	$163
Net income attributable to noncontrolling interest	6	17
Net income	311	180
Restructuring and other	83	92
Depreciation, amortization and impairments	349	384
Other income, net	(38)	(5)
Interest expense	306	309
Income tax expense	56	25
Stock-based compensation	117	118
Loss on debt financing transactions	15	15
Consolidated AEBITDA	$1,199	$1,118

	As of
	June 30, 2024	December 31, 2023
Consolidated AEBITDA	$1,199	$1,118

Total debt	$3,871	$3,874
Add: Unamortized debt discount/premium and deferred financing costs, net	43	44
Less: Debt not requiring cash repayment and other	—	(1)
Principal face value of debt outstanding	3,914	3,917
Less: Cash and cash equivalents	321	425
Net debt	$3,593	$3,492

Net debt leverage ratio	3.0	3.1

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$141	$34	$312	$219
Less: Capital expenditures	(86)	(59)	(153)	(112)
Add: Payments on contingent acquisition considerations	22	9	22	9
Less: Payments on license obligations	(9)	(6)	(14)	(18)
Add (less): Change in restricted cash impacting working capital	2	46	(5)	—
Free cash flow	$70	$24	$162	$98
Supplemental cash flow information - Strategic Review and Related Costs Impacting Free Cash Flow:
Income tax payments related to discontinued operations	$—	$32	$—	$32
ASX listing advisory fees	—	7	—	7

Non-GAAP Financial Measures
Management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, Consolidated AEBITDA margin, Adjusted NPATA, Free cash flow, Net debt and Net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, Management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s operations; (ii) facilitate Management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, Management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate its external comparisons of the Company’s consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.
Following our ASX listing, Management introduced usage of Adjusted NPATA, a non-GAAP financial measure, which is widely used to measure the performance as well as a principal basis for valuation of gaming and other companies listed on the ASX, and which we present on a supplemental basis.
Management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
Management believes that these non-GAAP financial measures are useful as they provide Management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of Management’s reporting and planning processes. In particular, Management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that Management believes are less indicative of the ongoing underlying performance of the Company’s operations (as more fully described below) and are better evaluated separately. Management believes that Free cash flow provides useful information regarding the Company’s liquidity and its ability to service debt and fund investments.
Management believes Adjusted NPATA is useful for investors because it provides investors with additional perspective on performance, as the measure eliminates the effects of amortization of acquired intangible assets, restructuring, transaction, integration, certain other items, and the income tax impact on such adjustments, which Management believes are less indicative of the ongoing underlying performance of operations and are better evaluated separately. Adjusted NPATA is widely used to measure performance of gaming and other companies listed on the ASX.
Management also believes that Free cash flow is useful for investors because it provides investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations and adjustments for changes in restricted cash impacting working capital.
Consolidated AEBITDA
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income (Loss) Attributable to L&W to Consolidated AEBITDA.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.
Consolidated AEBITDA is reconciled to Net income (loss) attributable to L&W and includes the following adjustments, as applicable: (1) Net income attributable to noncontrolling interest; (2) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures, SciPlay acquisition and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (3) Depreciation, amortization and impairment charges and Goodwill impairments; (4) Loss on debt financing transactions; (5) Change in fair value of investments and Gain on remeasurement of debt and other; (6) Interest expense; (7) Income tax expense; (8) Stock-based compensation; and (9) Other (income) expense, net, including foreign currency gains or losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss.
Consolidated AEBITDA Margin
Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) calculated as a percentage of consolidated revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net income, the most directly comparable GAAP measure, in a schedule above.
Adjusted NPATA
Adjusted NPATA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s operations and is reconciled to net income as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income (Loss) Attributable to L&W to Adjusted NPATA.” Adjusted NPATA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Adjusted NPATA may differ from similarly titled measures presented by other companies.
Adjusted NPATA is reconciled to Net income (loss) attributable to L&W and includes the following adjustments, as applicable: (1) Net income attributable to noncontrolling interest; (2) Amortization of acquired intangible assets; (3) Non-cash asset and goodwill impairments; (4) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) Management restructuring and related costs; (iii) restructuring and integration (including costs associated with strategic review, rebranding, divestitures, SciPlay acquisition and ongoing separation activities and related activities); (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition- and disposition-related costs and other unusual items; (5) Loss on debt financing transactions; (6) Change in fair value of investments and Gain on remeasurement of debt and other; (7) Income tax impact on adjustments; and (8) Other (income) expense, net, including foreign currency gains or losses and earnings from equity investments.
Free Cash Flow
Free cash flow, as used herein, represents net cash provided by operating activities less total capital expenditures, less payments on license obligations, plus payments on contingent acquisition considerations and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in the schedule above.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities and Senior Notes, which are described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and in Note 10 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, but it does not include other long-term obligations primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470. Net debt leverage ratio, as used herein, represents Net debt divided by Consolidated AEBITDA. The forward-looking non-GAAP financial measure targeted net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

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